EXHIBIT 23.1

Stan J.H. Lee, CPA
2160 North Central Rd t Suite 203 Fort Lee tNJ 07024
P.O. Box 436402t San Diego t CA 92143-9402
619-623-7799 t Fax 619-564-3408tstan2u@gmail.com

The firm of Stan J.H. Lee,  Certified Public Accountant,  consents to the inclusion of our report of  August 22 2011    on the audited financial statements of  RJD Green  Inc.  as of  December 31 and August 31, 2010 and for the 4-months  period ended December 31, 2010 and cumulative from September 10, 2009 (inception) to  August 31, 2010 and December 31, 2010 in S-1/A Amendment No 10 that are necessary now or in the near future with the U.S. Securities and Exchange Commission. The firm also consents to being deemed as expert in connection with this filing.

Very truly yours,

 /s/ Stan J.H. Lee, CPA
______________________________
Stan J.H. Lee, CPA
September 1, 2011
Fort Lee, NJ 07024